Published on *Investor News from PAVmed Inc.* (http://ir.pavm.com) on 7/5/17 7:30 am EDT

PAVmed Inc. Closes $5 Million Financing

Release Date:
Wednesday, July 5, 2017 7:30 am EDT

Terms:

Dateline City:
NEW YORK

NEW YORK--(BUSINESS WIRE [1])--**PAVmed Inc. (Nasdaq:PAVM, PAVMW**), a highly differentiated, multi-product medical device company, today announced the closing of a $5 million financing provided by Scopia Holdings LLC. The private placement offering consisted of $5 million in senior secured notes as well as Series S warrants. The net proceeds of the transaction will be used for the company's working capital needs and advancement of its lead products.

"This financing is a very important milestone for our company and will provide us with the necessary resources to advance our growth strategy and multi-product pipeline towards commercialization," said Lishan Aklog M.D., Chairman and CEO of PAVmed. "We see this investment by seasoned investors as a strong vote of confidence in our mission to enhance shareholder value by advancing innovative medical device products from concept to commercialization using our unique business model focused on speed to market and capital efficiency," Dr. Aklog added.

Coincident with the financing, Scopia Holdings LLC was granted the right to nominate one member of PAVmed's board of directors and has submitted David S. Battleman, M.D., M.B.A. to be its designee. Dr. Battleman is a seasoned healthcare executive whose experience spans management consulting, the life sciences industry and academic medicine. He is Principal and Founder of TrueNorth Lifesciences, a New York City-based firm providing consulting and advisory services focusing on the commercialization of products in the life sciences industry. Prior to founding TrueNorth, Dr. Battleman served as senior principal at IMS Health, now Quintiles IMS Holdings, Inc., (NYSE:Q), management consultant in the healthcare practice of Bain & Company, executive director at Pfizer (NYSE:PFE) and assistant professor of public health and medicine at Weill Cornell Medical College. Dr. Battleman holds an M.D. from Weill Cornell Medical College, an M.B.A. from the University of Pennsylvania's Wharton School of Business and an M.Sc. from the Harvard School of Public Health.

"I look forward to joining the PAVmed team as a member of its Board of Directors," said Dr. Battleman. "I have spent my career evaluating and working with life sciences companies and could not be more impressed with the business model and product portfolio this world-class management team has built. I am particularly excited about the company's lead products, the PortIO™ Intraosseous Infusion System and the CarpX™ device for the percutaneous treatment of Carpal Tunnel Syndrome, both of which have the potential to be game-changers in their respective clinical fields."

In the financing, the Company offered and sold two-year secured promissory notes ("Notes") in an aggregate principal amount of $5,000,000 and 2,660,000 Series S warrants ("Warrants") to purchase shares of common stock of the Corporation ("Common Stock") for $0.01 per share. The Notes carry a coupon rate of 15% per annum, half of which is payable semi-annually and the balance at maturity, and are secured by the assets of the company. The company has agreed to file a registration statement covering the resale of shares of Common Stock underlying the Warrants.

About PAVmed Inc.

PAVmed Inc. is a highly differentiated, multi-product medical device company employing a unique business model designed to advance products from concept to commercialization much more rapidly and with significantly less capital than the typical medical device company. This proprietary model enables PAVmed to pursue an expanding multi-product pipeline strategy with a view to enhancing and accelerating value creation. PAVmed's diversified pipeline of products address unmet clinical needs, have attractive regulatory pathways and market opportunities and encompass a broad spectrum of clinical areas including carpal tunnel syndrome (CarpX™), medical infusions (NextFlo™ and NextCath™), interventional radiology (PortIO™ and NextCath), tissue ablation and cardiovascular intervention (Caldus™) and pediatric ear infections (DisappEAR™). For more information, please visit www.pavmed.com [2].

Safe Harbor Statement

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, the uncertainties inherent in research and development, including the cost and time required advance our products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from our pre-clinical studies; whether and when our products are cleared by regulatory authorities; market acceptance of our products once cleared and commercialized; our ability to raise additional funding and other competitive developments. PAVmed has not yet received clearance from the FDA or other regulatory body to market any of its products. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond our control. For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item IA, "Risk Factors," in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, "Risk Factors" in any Quarterly Reports on Form 10-Q filed by us after our most recent Annual Report. We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Language:
English

Contact:

Investors
LHA Investor Relations
Kim Sutton Golodetz, 212-838-3777
kgolodetz@lhai.com [3]
or
Media
RooneyPartners
Kate Barrette, 212-223-0561
Kbarrette@rooneyco.com [4]

Ticker Slug:

Ticker: PAVM
Exchange: NASDAQ

Ticker: PAVMW
Exchange: NASDAQ

@PAVmedinc

Source URL: http://ir.pavm.com/press-release/pavmed-inc-closes-5-million-financing

Links:
[1] http://www.businesswire.com
[2] http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.pavmed.com&esheet=51584055&newsitemid=20170705005232&lan=en-US&anchor=www.pavmed.com&index=1&md5=66d9d0cd7218491f93258333d582454c
[3] mailto:kgolodetz@lhai.com
[4] mailto:Kbarrette@rooneyco.com